Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2020 Third Quarter Financial Results

-- 18.0% revenue growth from prior year period with

net income of $0.7 million --

New Prague, Minnesota – May 12, 2020 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended March 31, 2020 (“Q3 FY 2020”).

Q3 FY 2020 Highlights

●	Net revenue increased 18.0% to $8.7 million from $7.4 million for the three months ended March 31, 2019 (“Q3 FY 2019”).

●	Operating margin improved to 10.4% from 6.3% in Q3 FY 2019.

●	Net income rose 85.1% to $0.7 million, or $0.07 per diluted share, from $0.4 million, or $0.04 per diluted share, in Q3 FY 2019.

●	Cash balance as of March 31, 2020 was $9.9 million benefiting from $0.9 million in cash flow.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “During this challenging time brought on by the COVID-19 pandemic, our priority has been the safety and health of our employees. We have continued to manufacture product and implemented changes to our workplace in accordance with the guidelines from the Centers for Disease Control and Prevention. For our clinician and patient protection, we have transitioned our sales team to primarily virtual visits and are training patients virtually since COVID-19 pandemic shelter-in-place orders prompted many clinics to close temporarily, limit their operating hours or conduct business virtually.”

Ms. Skarvan continued, “Serving our patients, particularly at this time when healthcare systems may be overwhelmed by COVID-19 patients, to improve airway clearance, enhance respiratory function and reduce hospitalizations is critically important. We applaud the entire Electromed team for their unwavering commitment that ensured seamless manufacturing and delivery of SmartVest® Airway Clearance devices that resulted in outstanding revenue growth in both our homecare and institutional sales channels for the quarter. Operating margin improved by more than 400 basis points compared to the prior year period, notwithstanding increases in certain SG&A costs and more than doubling of R&D investment, reflecting our ongoing focus on cost containment.”

“We continue to modify our processes and practices in an effort to mitigate the impact of COVID-19 on our business so that we can continue to provide to our clinicians and their patients who need airway clearance therapy access to our SmartVest into the future. With our differentiated SmartVest airway clearance products, a large underpenetrated bronchiectasis market, and our strong balance sheet to support our future initiatives we believe we are positioned to continue delivering profitable growth as the nation emerges from this crisis.”

Centers for Medicare and Medicaid Services Waiver

In March the Centers for Medicare and Medicaid Services (CMS) modified requirements during this pandemic for prescribing respiratory related devices, of which SmartVest is included. Clinical indications and documentation typically required will not be enforced for respiratory related products including SmartVest (HFCWO (E0483), LCD L33785); Medicare patients only. The minimum documentation now requires a valid order and documentation of a respiratory related diagnosis. Face to face and in-person requirements for respiratory devices are being waived. We have taken additional actions to stay connected to our practitioners during this challenging time.

Q3 FY 2020 Review

Net revenue increased 18.0% to $8.7 million, from $7.4 million in Q3 FY 2019, primarily driven by higher home care revenue. Home care revenue rose 14.3% to $7.8 million from $6.9 million in Q3 FY 2019, primarily due to a higher average allowable based on payer mix and a greater percentage of referrals getting approval. Field sales employees totaled 44, of which 37 were direct sales, at the end of Q3 FY 2020, compared to 41 at the end of Q3 FY 2019, of which 35 were direct sales. Annualized home care revenue was $880,000 per direct field sales employee, exceeding target productivity range of $750,000 to $850,000. Institutional revenue increased 46.9% to $0.6 million from $0.4 million in Q3 FY 2019, primarily due to a higher average selling price per device and increase in volume of devices and garments sold. In Q1 FY 2020 the Company began selling to home medical equipment distributors who in turn sell the SmartVest System in the U.S. home care market. Revenue from home medical equipment distributors totaled $164,000 during Q3 FY 2020.

Gross profit increased 18.3% to $6.6 million, or 75.4% of net revenue, from $5.6 million, or 75.2% of net revenue, in Q3 FY 2019. The increase in gross profit resulted primarily from an increase in home care revenue.

Operating expenses, which include selling, general and administrative (“SG&A”) as well as research and development (“R&D”) expenses, totaled $5.7 million, or 65.0% of net revenue, compared with $5.1 million, or 69.0% of net revenue, in Q3 FY 2019. SG&A expenses increased by $349,000 to $5.3 million from $4.9 million in Q3 FY 2019. As a percentage of revenue, SG&A expenses improved to 60.5% compared to 66.7% in the same period in the prior year. R&D expenses increased to $392,000 from $171,000 in Q3 FY 2019, for the development of a next generation device.

Operating income totaled $0.9 million, compared to $0.5 million in Q3 FY 2019.

Net income before income taxes totaled $0.9 million compared to $0.5 million in Q3 FY 2019.

Net income equaled $0.7 million, or $0.07 per diluted share, compared to $0.4 million, or $0.04 per diluted share, in Q3 FY 2019. In Q3 FY 2020, income tax expense totaled $294,000, compared to $139,000 in the same period of the prior year.

Year-to-Date FY 2020 Summary

For the nine months ended March 31, 2020, net revenue grew 12.8% to $25.6 million, from $22.7 million in the same period of fiscal 2019. Gross margins were 76.6%, compared to 75.7% in the prior fiscal year period, while net income was approximately $2.9 million, or $0.33 per diluted share, compared to approximately $0.9 million, or $0.10 per diluted share, in the first nine months of fiscal 2019.

Financial Condition

The Company’s balance sheet at March 31, 2020 included cash of $9.9 million, accounts receivable of $13.3 million, no debt, working capital of $24.2 million, and shareholders’ equity of $29.3 million.

Conference Call

Management will host a conference call on Wednesday, May 13, 2020 at 7:30 am CT (8:30 am ET) to discuss Q3 FY 2020 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call also will be accessible via the following link:

https://78449.themediaframe.com/dataconf/productusers/elctr/mediaframe/37769/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of the Company’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, makes, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally, the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

 Electromed, Inc.

Condensed Balance Sheets

	March 31, 2020	June 30, 2019
	(Unaudited)
Assets
Current Assets
Cash	$9,933,309	$7,807,928
Accounts receivable (net of allowances for doubtful accounts of $45,000)	13,290,402	12,760,042
Contract assets	1,146,842	995,847
Inventories, net	2,646,971	2,622,000
Prepaid expenses and other current assets	360,956	353,214
Income taxes receivable	409,064	—
Total current assets	27,787,544	24,539,031
Property and equipment, net	3,878,347	3,604,744
Finite-life intangible assets, net	604,905	581,413
Other assets	100,421	45,044
Deferred income taxes	602,000	629,000
Total assets	$32,973,217	$29,399,232

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of other long-term liabilities	$76,866	$30,320
Accounts payable	874,133	586,575
Accrued compensation	1,444,480	1,404,662
Income taxes payable	—	288,511
Warranty reserve	780,000	810,000
Other accrued liabilities	446,573	530,453
Total current liabilities	3,622,052	3,650,521
Other long-term liabilities	24,324	14,737
Total liabilities	3,646,376	3,665,258

Commitments and Contingencies
Net increase (decrease) in cash
Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,483,785 and 8,408,351 issued and outstanding at March 31, 2020 and June 30, 2019, respectively	84,838	84,084
Additional paid-in capital	16,867,053	16,127,826
Retained earnings	12,374,950	9,522,064
Total shareholders’ equity	29,326,841	25,733,974
Total liabilities and shareholders’ equity	$32,973,217	$29,399,232

Electromed, Inc.

Condensed Statements of Operations (Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2020	2019	2020	2019
Net revenues	$8,743,897	$7,407,779	$25,593,337	$22,696,149
Cost of revenues	2,150,347	1,833,478	5,981,931	5,516,517
Gross profit	6,593,550	5,574,301	19,611,406	17,179,632

Operating expenses
Selling, general and administrative	5,288,485	4,938,992	15,148,344	15,361,590
Research and development	391,962	170,757	634,376	476,785
Total operating expenses	5,680,447	5,109,749	15,782,720	15,838,375
Operating income	913,103	464,552	3,828,686	1,341,257

Interest income, net	34,171	27,374	111,200	57,348
Net income before income taxes	947,274	491,926	3,939,886	1,398,605

Income tax expense	294,000	139,000	1,087,000	508,000
Net income	$653,274	$352,926	$2,852,886	$890,605

Income per share:
Basic	$0.08	$0.04	$0.34	$0.11
Diluted	$0.07	$0.04	$0.33	$0.10

Weighted-average common shares outstanding:
Basic	8,403,154	8,325,346	8,390,916	8,294,568
Diluted	8,880,794	8,612,448	8,759,493	8,637,414

Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
	2020	2019
Cash Flows From Operating Activities
Net income	$2,852,886	$890,605
Adjustments to reconcile net income to net cash provided by operating activities: Depreciation	469,784	527,472
Amortization of finite-life intangible assets	90,863	89,728
Amortization of debt issuance costs	—	1,958
Share-based compensation expense	676,558	729,470
Deferred income taxes	27,000	27,000
Loss on disposal of property and equipment	1,294	1,710
Changes in operating assets and liabilities:
Accounts receivable	(530,360)	(464,400)
Contract assets	(150,995)	(67,463)
Inventories	(13,852)	(205,524)
Prepaid expenses and other assets	50,329	490,147
Income tax receivable	(409,064)	(239,989)
Income tax payable	(288,511)	(397,390)
Accounts payable and accrued liabilities	136,361	(211,371)
Net cash provided by operating activities	2,912,293	1,171,953

Cash Flows From Investing Activities
Expenditures for property and equipment	(752,875)	(197,445)
Expenditures for finite-life intangible assets	(97,460)	(43,309)
Net cash used in investing activities	(850,335)	(240,754)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	—	(1,103,001)
Issuance of common stock upon exercise of options	63,423	251,849
Net cash provided by (used in) financing activities	63,423	(851,152)
Net increase in cash	2,125,381	80,047
Cash
Beginning of period	7,807,928	7,455,844
End of period	$9,933,309	$7,535,891

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